UNITED STATES
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SCHEDULE 14A
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FURMANITE CORPORATION UNDERSCORES EXPERIENCE OF INDEPENDENT BOARD AND TRACK RECORD OF VALUE CREATION

Mails Letter to Shareholders in Connection with Annual Meeting

Urges Shareholders to Vote FOR the Company’s Director Nominees
on the GOLD Proxy Card TODAY

HOUSTON, TEXAS (April 2, 2015) – Furmanite Corporation (NYSE: FRM) today announced that it will mail a letter to shareholders in connection with the Company’s 2015 Annual Meeting of Stockholders, scheduled for April 24, 2015. The Furmanite Board of Directors unanimously recommends that shareholders vote the GOLD proxy card FOR all five of the Company’s highly qualified and experienced director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph Patitucci.

The full text of the letter follows:

April 2, 2015

Dear Fellow Shareholder:

We are writing to you today regarding Furmanite’s upcoming Annual Meeting of Stockholders, which will be held on April 24, 2015. You are being asked to make an important decision regarding the future of Furmanite. We urge you to protect the value of your investment by voting “FOR” Furmanite’s experienced and highly qualified Director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph J. Patitucci.

The Furmanite Board of Directors and management team are focused on creating superior value for Furmanite shareholders. We have taken – and will continue to take – substantial steps to continue driving high performance and profitable growth across our global organization. The composition of your Board is something we take very seriously, and we believe the experience and expertise of your current directors have been, and will continue to be, drivers of the Company’s success.

The Furmanite Board unanimously recommends that shareholders use the enclosed GOLD proxy card TODAY to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the postage-paid return envelope provided. We strongly urge you to disregard any white proxy cards from Mustang Capital that you may receive.

YOUR BOARD IS HIGHLY QUALIFIED AND INDEPENDENT, WITH SIGNIFICANT RELEVANT EXPERIENCE TO OVERSEE THE SUCCESSFUL EXECUTION OF THE COMPANY’S STRATEGY

Your Board is composed of five directors with diverse backgrounds and professional experience, all of whom are independent other than your chief executive officer, and all of whom are elected annually. Importantly, your Board has significant, relevant experience and qualifications:

•
Sangwoo (“Bill”) Ahn oversaw the distribution of our Kaneb terminaling and pipeline business to shareholders, who benefitted from Valero LP’s acquisition of Kaneb valued at nearly $3 billion and has extensive knowledge of Furmanite through his tenure as a director;

•
Kathy G. Cochran has significant global business development experience with large publicly traded companies in highly competitive markets around the world. Her expertise is critical to our industry, which relies on marketing and service to build long-lasting customer relationships and promote customer advocacy;

•	Kevin R. Jost has deep operating and industrial manufacturing knowledge as former president of Honeywell Imaging and Mobility;

•
Joseph Milliron, Chief Executive Officer of Furmanite, has over 35 years of operational and leadership experience, both domestic and international, in industrial contracting services, including formerly as President, CEO and a director of CooperHeat-MQS. His in-depth knowledge of the industrial services industry, along with his intimate understanding of the Company’s operations, provide the Board with detailed and specific insight that is essential for effective operation and governance of the Company; and

•
Ralph J. Patitucci brings insight from his distinguished 17-year career with GE, which is world-renowned for its range of industrial, technical and strategic capabilities; his tenure also included international experience as Chairman, President and CEO of Samsung Medical Systems, a large medical equipment manufacturer. Mr. Patitucci’s current role as Chairman & CEO of Guy & O’Neill, Inc. also adds significant leadership and operational experience at a leading manufacturer.

In addition to its industry-relevant experience, your Board has significant business, financial, operational and consulting expertise that provides a wide range of perspectives.

Furthermore, your Board is aligned with the interests of ALL shareholders and recently took important action to effectively terminate the Company’s stockholder rights plan, commonly known as a “poison pill,” through an accelerated expiration that occurred on March 6, 2015.

Your Board believes that its range of experience and track record demonstrate its accountability in all key aspects of the business.

MUSTANG CAPITAL IS SEEKING CONTROL OF THE BOARD WITHOUT OFFERING ANY STRATEGIC PLANS, IDEAS OR PROPOSALS TO CREATE VALUE OR ADVANCE
THE COMPANY’S STRATEGY

Furmanite has a policy of open engagement with its shareholders and is receptive to constructive ideas, whatever the source. We have heard nothing strategic or constructive from Mustang regarding any ideas to increase shareholder value – either publicly or to the Furmanite Board or management team.

Mustang owns less than 5% of Furmanite, yet is seeking disproportionate influence over Furmanite’s direction without offering a plan for Furmanite’s future or any way to create value. We believe Mustang’s only motive with respect to Furmanite is to gain control of the Board.

The election of all of Mustang’s nominees would replace all but one member of your Board with directors who lack institutional knowledge of your company, have no significant disclosed international experience, and who include two financial services professionals, as well as an active leader of a Furmanite competitor who would have to contend with conflicting duties.

In contrast, the Furmanite Board’s nominees have a deep understanding of the industrial services and specialty engineering project solutions industries in which we operate. Your Board is actively involved and motivated by a commitment to enhance value for ALL shareholders.

YOUR BOARD AND MANAGEMENT HAVE A TRACK RECORD OF DELIVERING VALUE AND ARE POSITIONING FURMANITE FOR CONTINUED FUTURE GROWTH

Your Board and management team have taken measurable steps to transform the Company into an international leader in the specialty industrial services and specialty engineering project solutions sector. We have undertaken significant transformational initiatives to position Furmanite for continued value creation, and we have delivered consistent growth and profitability throughout these process changes and enhancements, including:

•	Increasing revenues from $276 million in 2009 to $529 million in 2014;

•	Generating operating income growth from $1.5 million in 2009 to $20.7 million in 2014; and

•	Growing Furmanite’s market capitalization from $140 million in 2009 to $295 million in 2014.

Our strategy is driving superior shareholder returns. Looking at the past five years of growth, a $100 investment in the Company’s common stock at the end of 2009 would have more than doubled to $205 by the end of 2014. These solid returns outperform both the applicable NYSE Composite Index and our Peer Group Index1:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Furmanite Corporation, the NYSE Composite Index, and Peer Group Index

$300
$250
$200
$150
$100
$50
$0
12/09
12/10
12/11
12/12
12/13
12/14
Furmanite Corporation
NYSE Composite
Peer Group Index
$205 at 12/14
$170 at 12/14
$120 at 12/14

In addition, Furmanite’s common stock is outperforming our closest competitor, Team, Inc., and has been for more than two years. From January 2013 to today, Furmanite’s stock price has increased by 41.8%, while Team has only increased 3.5%.

Our current momentum is reinforced by our fourth quarter 2014 results, which outperformed analysts’ consensus earnings per share expectations by 30% and exceeded our prior year results by 86%.

[1] Cumulative five year total return of holders of Furmanite Corporation common stock compared with the cumulative total returns of the NYSE Composite index and a customized peer group of 18 companies that include: Acorn Energy Inc., AECOM, CACI International Inc., China Cgame Inc., Engility Holdings Inc., Englobal Corp, Furmanite Corporation, Grana Y Montero Saa, Infinite Group Inc., Jacobs Engineering Group Inc., KBR Inc., Lime Energy Co, Stantec Inc., Tetra Tech Inc., Versar Inc., VSE Corp, Widepoint Corp and Willdan Group Inc. The graph assumes that the value of the investment in Furmanite common stock, in each index, and in the peer group (including reinvestment of dividends) was $100 on December 31, 2009 and tracks the investment through December 31, 2014.

PLEASE VOTE THE GOLD PROXY CARD TODAY

We believe Furmanite shareholders can protect the value of their investment by voting “FOR” the election of your Board’s experienced and highly qualified director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph J. Patitucci.

Your vote is extremely important, no matter how many or how few shares you own. As the Annual Meeting date is quickly approaching, we urge you to vote TODAY by telephone, online, or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided. Please do NOT return or otherwise vote any white proxy card sent to you by Mustang. If you have previously submitted a white proxy card sent to you by Mustang, your Board urges you to revoke that proxy and vote for your Board’s nominees by signing and dating the enclosed GOLD proxy card today. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, toll free at (800) 322-2885 or by email at Furmanite@mackenziepartners.com.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

/s/ Joe Milliron Joe Milliron Chief Executive Officer, President and Board Member	/s/ Sangwoo Ahn Sangwoo Ahn Chairman of the Board and Presiding Non-Executive Director

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
Furmanite@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

IMPORTANT INFORMATION

In connection with its 2015 Annual Meeting of Stockholders, Furmanite Corporation has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). INVESTORS AND STOCKHOLDERS OF FURMANITE ARE URGED TO READ THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING IN ITS ENTIRETY

BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of Furmanite’s definitive proxy statement and any other documents filed by Furmanite in connection with the 2015 Annual Meeting at the SEC's website at www.sec.gov. Free copies of the definitive proxy statement are also available in the "Investors" section of the Company's website at www.furmanite.com. Furmanite and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2015 Annual Meeting. Detailed information regarding the names, affiliations and interests of Furmanite’s directors and executive officers is available in the definitive proxy statement for the 2015 Annual Meeting, which was filed with the SEC on March 16, 2015.

Certain of the Company’s statements in this document are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, the Company’s ability to achieve its targeted future performance and revenue levels, the Company’s ability to achieve planned cost savings, and other risks and uncertainties detailed most recently in the Company’s Form 10-K as of December 31, 2014 filed with the SEC. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this document are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.